Exhibit 10.2

Purchase Contract

Supplier: ____________________________

Contract No.:
Buyer: Anhui Xinxu New Material Co., LTD.
Date of signing:

Based on the principle of equality, voluntariness and mutual benefit, both parties have reached the following agreement through consultation.

1. Product name, brand, weight, price, and amount:

name	brand	Weight (ton)	Tax-inclusive tentative unit price (yuan / ton)	Tax rate	Not including tax amount (RMB)	VAT Amount (RMB)	Tax amount included (RMB)	Delivery Location
%

Total amount
The capital form of a Chinese numeral

2. Delivery time and method

Delivery shall be made on the date and method agreed by both parties, and the Buyer shall take delivery or transfer the right to the goods, and the relevant expenses shall be borne by the Buyer.

3. Settlement and invoicing

Settlement by bank telegraphic transfer or bank acceptance draft. Both parties shall complete the final settlement after the buyer receives the goods and completes the quality acceptance, with more refunds and less compensation. The supplier shall issue a full and valid special invoice with 13% VAT to the buyer.

4. Transfer of ownership and risk of goods

The ownership of the goods under the contract shall be transferred after the buyer pays the contract payment to the supplier. The buyer shall pick up the goods at the designated delivery place or go through the procedures of transferring the rights of the goods. The delivery shall be deemed to have been completed when the buyer completes the procedures of picking up the goods from the warehouse or the rights of the goods are transferred to the buyer. If the supplier is selected for delivery, the goods shall be deemed to have been delivered to the designated delivery place. The risk of damage or loss of the goods shall be borne by the supplier before delivery and transferred to the buyer after delivery. If the goods cannot be delivered within the agreed period due to any reason attributable to the buyer, the buyer shall bear the risk of damage or loss of the goods from the date of breach of the agreement.

5. Acceptance

(1) Quantity inspection: The reasonable weight difference is plus or minus 1%, and any difference beyond this will be settled through friendly negotiation. The reasonable over or under weight is plus or minus 5%, and the final settlement weight will be based on the outbound weight from the warehouse or the weight on the delivery slip. Any discrepancies beyond this range will be settled through friendly negotiation. The buyer should complete the inspection of the quantity received within one day after receiving the goods.

(2) Quality inspection: The goods should meet the national standards stipulated in GB/T467-2010, and the buyer's inspection of the goods quality should be within three days after receipt. The supplier does not provide the packaging materials. If the buyer has any objections to the quality of the goods, they should raise them within three days after receipt and provide an identification certificate issued by a recognized inspection agency. If the buyer fails to raise objections within the specified period, it will be deemed that the goods meet the quality standards, and the supplier will no longer assume quality-related liabilities. The results of the third-party inspection are final and have binding force on both parties. The inspection fee will be borne by the party whose opinion differs significantly from the inspection result.

6. Liability for breach of contract

(1) If the buyer fails to pay the payment on time, the supplier shall have the right not to deliver the goods and be paid a penalty of 0.3% per day. If the buyer delays the payment for more than 5 natural days, the supplier shall have the right to terminate the contract, and the buyer shall pay 20% of the total price to the supplier as liquidated damages.

(2) The supplier shall be liable for breach of contract if it fails to deliver the goods on time. For each day overdue, the supplier shall pay a penalty equal to 0.3‰ per day to the buyer. If the supplier delays the delivery for more than 5 natural days, the buyer shall have the right to terminate the contract, and the supplier shall pay 20% of the total price to the supplier as liquidated damages.

(3) If the supplier fails to deliver the full and valid special invoice with 13% VAT to the buyer as agreed in the contract, the buyer has the right to request the supplier to return the payment. The supplier shall be liable for compensation for all pre-loss caused by the supplier's invoice, and the supplier shall be obliged to deliver the original of the legal and valid VAT special invoice within seven days after the occurrence of the breach.

(4) If the breaching party causes additional losses to the non-breaching party, the breaching party shall continue to bear the liability for compensation. Losses include but are not limited to payment for goods, contract price and spot price on delivery date, loss of price difference, storage fee, etc., and reasonable expenses incurred by the non-breaching party to assert the rights hereunder, including but not limited to legal costs, attorney's fees, maintenance costs, letter of guarantee fees, travel and transportation expenses, etc.

7. Force majeure

If either party is unable to share the bank or fully perform the obligations agreed herein due to force majeure, it shall notify the other party within two days from the date of occurrence of force majeure, and the contract may be modified or terminated after consultation by both parties.

8. Dispute settlement

In case of any dispute arising during the performance of the contract, if no agreement can be reached through negotiation, either party shall have the right to file a lawsuit with the people's court with jurisdiction in the place where the plaintiff is located.

9. Others

This contract shall come into force upon being signed and sealed by both parties. The scanned faxed copy and the original contract shall have the same legal effect. In case of any matters not covered in this contract, both parties shall make a supplementary agreement through mutual negotiation, and the supplementary agreement shall have the same effect as this Contract.

Supplier	Buyer
Company name (seal):	Company name (seal): Anhui Xinxu New Material Co., LTD.

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